As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-215965

Registration No. 333-209547

Registration No. 333-202056

Registration No. 333-193702

Registration No. 333-186365

Registration No. 333-179969

Registration No. 333-172189

Registration No. 333-167835

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-215965

FORM S-8 REGISTRATION STATEMENT NO. 333-209547

FORM S-8 REGISTRATION STATEMENT NO. 333-202056

FORM S-8 REGISTRATION STATEMENT NO. 333-193702

FORM S-8 REGISTRATION STATEMENT NO. 333-186365

FORM S-8 REGISTRATION STATEMENT NO. 333-179969

FORM S-8 REGISTRATION STATEMENT NO. 333-172189

FORM S-8 REGISTRATION STATEMENT NO. 333-167835

UNDER

THE SECURITIES ACT OF 1933

BROADSOFT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2130962
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

(301) 977-9440

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated 2009 Equity Incentive Plan

1999 Stock Incentive Plan, as amended

(Full Title of Plans)

Robert Salvagno

President and Chief Executive Officer

BroadSoft, Inc.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

(301) 977-9440

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by BroadSoft, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-215965, originally filed with the Securities and Exchange Commission (the “SEC”) on February 8, 2017, which registered the offer and sale of 1,250,000 shares of the Company’s common stock, $0.01 par value per share (“Shares”) pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”);

•	Registration Statement No. 333-209547, originally filed with the SEC on February 16, 2016, which registered the offer and sale of 1,250,000 Shares pursuant to the 2009 Plan;

•	Registration Statement No. 333-202056, originally filed with the SEC on February 12, 2015, which registered the offer and sale of 1,250,000 Shares pursuant to the 2009 Plan;

•	Registration Statement No. 333-193702, originally filed with the SEC on January 31, 2014, which registered the offer and sale of 1,250,000 Shares pursuant to the 2009 Plan;

•	Registration Statement No. 333-186365, originally filed with the SEC on January 31, 2013, which registered the offer and sale of 1,250,000 Shares pursuant to the 2009 Plan;

•	Registration Statement No. 333-179969, originally filed with the SEC on March 7, 2012, which registered the offer and sale of 1,219,787 Shares pursuant to the 2009 Plan;

•	Registration Statement No. 333-172189, originally filed with the SEC on February 11, 2011, which registered the offer and sale of 1,145,860 Shares pursuant to the 2009 Plan; and

•	Registration Statement No. 333-167835, originally filed with the SEC on June 28, 2010, which registered the offer and sale of 2,932,699 Shares issuable upon the exercise of outstanding options granted under the 2009 Plan and the Company’s 1999 Stock Incentive Plan, 283,099 Shares issuable upon vesting of restricted stock units granted under the 2009 Plan, and 278,997 Shares reserved for future grant under the 2009 Plan.

The Company is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by the Company pursuant to the above-referenced Registration Statements.

On February 1, 2018, pursuant to the Agreement and Plan of Merger, dated as of October 20, 2017 (the “Agreement”), by and among the Company, Cisco Systems, Inc., a California corporation (“Cisco”), and Brooklyn Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Cisco (“Sub”), Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Cisco.

As a result of the consummation of the transactions contemplated by the Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of San Jose, State of California, on this 2nd day of February 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BROADSOFT, INC.

By:	/s/ Robert Salvagno
Name:	Robert Salvagno
Title:	President and Chief Executive Officer